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                             ACCOUNTANTS' CONSENT
                             --------------------

The Board of Directors
Vistana, Inc. and Combined Affiliates:

We consent to the use of our report dated December 23, 1996 on the combined financial statements of Vistana, Inc. and Combined Affiliates as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 in the prospectus of Vistana, Inc. and to the reference to our firm under the headings "Selected Combined Historical Financial Information" and "Experts" in the prospectus.



                                       /s/ KMPG PEAT MARWICK LLP



Orlando, Florida
December 31, 1996